Filed Pursuant to Rule 433

Registration Statement No. 333-281670

Pricing Term Sheet

June 12, 2025

Analog Devices, Inc.

$850,000,000 4.250% Senior Notes due 2028

$650,000,000 4.500% Senior Notes due 2030

This pricing term sheet, dated June 12, 2025 (this “Pricing Term Sheet”), should be read together with the preliminary prospectus supplement, dated June 12, 2025 (the “Preliminary Prospectus Supplement”), of Analog Devices, Inc. (the “Issuer”). The information in this Pricing Term Sheet supplements the Preliminary Prospectus Supplement. Capitalized terms used but not defined in this Pricing Term Sheet shall have the meanings ascribed to them in the Preliminary Prospectus Supplement.

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Issuer:	Analog Devices, Inc.

Security:	4.250% Senior Notes due 2028 (the “2028 Notes”) 4.500% Senior Notes due 2030 (the “2030 Notes” and, together with the 2028 Notes, the “Notes”)

Format:	SEC Registered

Trade Date:	June 12, 2025

Settlement Date (T+2):*	June 16, 2025

Maturity Date:	2028 Notes: June 15, 2028 2030 Notes: June 15, 2030

Aggregate Principal Amount:	2028 Notes: $850,000,000 2030 Notes: $650,000,000

Coupon:	2028 Notes: 4.250% 2030 Notes: 4.500%

Price to Public (Issue Price):	2028 Notes: 99.892% of the principal amount 2030 Notes: 99.912% of the principal amount

Benchmark Treasury:	2028 Notes: UST 3.750% due May 15, 2028 2030 Notes: UST 4.000% due May 31, 2030

Benchmark Treasury Price and Yield:	2028 Notes: 99-19 3⁄4; 3.889% 2030 Notes: 100-04 1⁄4; 3.970%

Spread to Benchmark Treasury:	2028 Notes: 40 basis points 2030 Notes: 55 basis points

Re-offer Yield:	2028 Notes: 4.289% 2030 Notes: 4.520%

Interest Payment Dates:

2028 Notes: Semi-annual in arrears on June 15 and December 15 of each year, beginning on December 15, 2025

2030 Notes: Semi-annual in arrears on June 15 and December 15 of each year, beginning on December 15, 2025

Optional Redemption:

Prior to May 15, 2028 with respect to the 2028 Notes (the date that is one month prior to the maturity date of the 2028 Notes) and May 15, 2030 with respect to the 2030 Notes (the date that is one month prior to the maturity date of the 2030 Notes) (each, a “Par Call Date”), the Issuer may redeem the applicable series of Notes at the Issuer’s option, in whole or in part, at any time and from time to time, at a redemption price (expressed as a percentage of principal amount and rounded to three decimal places) equal to the greater of: (1) (a) the sum of the present values of the remaining scheduled payments of principal and interest thereon discounted to the redemption date (assuming the Notes of such series matured on the applicable Par Call Date) on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the Treasury Rate plus 10 basis points (in the case of the 2028 Notes) or 10 basis points (in the case of the 2030 Notes), in each case less (b) interest accrued to the date of redemption, and (2) 100% of the principal amount of the Notes of such series to be redeemed, plus, in either case, accrued and unpaid interest thereon to the redemption date.

See the Preliminary Prospectus Supplement for the definition of “Treasury Rate” and for further terms and provisions applicable to optional redemption.

In addition, on or after the applicable Par Call Date, the Issuer will have the right, at its option, to redeem the applicable series of Notes, in whole or in part, at any time and from time to time, at a redemption price equal to 100% of the principal amount of the Notes of such series being redeemed plus accrued and unpaid interest thereon to the redemption date.

CUSIP/ISIN:	2028 Notes: 032654 BD6 / US032654BD63 2030 Notes: 032654 BE4 / US032654BE47

Expected Ratings:**	Moody’s: A2 (Stable) S&P: A- (Positive) Fitch: A (Stable)

Denominations:	$2,000 x $1,000

Joint Book-Running Managers:	2028 Notes: BofA Securities, Inc. Barclays Capital Inc. BNP Paribas Securities Corp. Citigroup Global Markets Inc. J.P. Morgan Securities LLC Morgan Stanley & Co. LLC

2030 Notes: BofA Securities, Inc. Barclays Capital Inc. BNP Paribas Securities Corp. Citigroup Global Markets Inc. J.P. Morgan Securities LLC Morgan Stanley & Co. LLC

Co-Managers:

2028 Notes:

BMO Capital Markets Corp.

HSBC Securities (USA) Inc.

Mizuho Securities USA LLC

MUFG Securities Americas Inc.

PNC Capital Markets LLC

SMBC Nikko Securities America, Inc.

TD Securities (USA) LLC

Wells Fargo Securities, LLC

Academy Securities, Inc.

Roberts & Ryan, Inc.

R. Seelaus & Co., LLC

Siebert Williams Shank & Co., LLC

Drexel Hamilton, LLC

2030 Notes:

BMO Capital Markets Corp.

HSBC Securities (USA) Inc.

Mizuho Securities USA LLC

MUFG Securities Americas Inc.

PNC Capital Markets LLC

SMBC Nikko Securities America, Inc.

TD Securities (USA) LLC

Wells Fargo Securities, LLC

Academy Securities, Inc.

Roberts & Ryan, Inc.

R. Seelaus & Co., LLC

Siebert Williams Shank & Co., LLC

Drexel Hamilton, LLC

*

It is expected that delivery of the Notes to investors will be made on or about June 16, 2025, which will be the second business day following the date hereof (this settlement cycle being referred to as “T+2”). Under Rule 15c6-1 of the Securities Exchange Act of 1934, as amended, trades in the secondary market are generally required to settle in one business day unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade the Notes prior to one business day before delivery of the Notes will be required, by virtue of the fact that the Notes initially will settle in T+2, to specify alternative settlement arrangements to prevent a failed settlement, and should consult their advisors.

**

An explanation of the significance of ratings may be obtained from the rating agencies. Generally, rating agencies base their ratings on such material and information, and such of their own investigations, studies and assumptions, as they deem appropriate. Each rating of the notes should be evaluated independently of any other rating and of similar ratings of other securities. A credit rating of a security is not a recommendation to buy, sell or hold securities and may be subject to review, revision, suspension, reduction or withdrawal at any time by the assigning rating agency.

The Issuer has filed a Registration Statement (including a prospectus) and the Preliminary Prospectus Supplement with the Securities and Exchange Commission (the “SEC”) for the offering to which this communication relates. Before you invest, you should read the prospectus in that Registration Statement, the Preliminary Prospectus Supplement and other documents the Issuer has filed with the SEC for more complete information about the Issuer and this offering. You may obtain these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the Issuer, any underwriter or any dealer participating in the offering will arrange to send you the Preliminary Prospectus Supplement and the accompanying prospectus if you request it by calling BofA Securities, Inc. toll-free at 1-800-294-1322, Barclays Capital Inc. toll-free at 1-888-603-5847, BNP Paribas Securities Corp. toll-free at 1-800-854-5674, Citigroup Global Markets Inc. toll-free at 1-800-831-9146, J.P. Morgan Securities LLC collect at 1-212-834-4533, or Morgan Stanley & Co. LLC toll-free at 1-866-718-1649.

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